CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm under the caption “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm” and “Financial Statements” in the Statement of Additional Information and to the incorporation by reference of our report dated March 1, 2011 on the financial statements and financial highlights of the Global Real Estate Investments Fund included in the Annual Report to Shareholders for the fiscal year ended December 31, 2010 in Pre-Effective Amendment Number 2 to the Registration Statement (Form N-1A, No. 333-172408) filed with the Securities and Exchange Commission.

/s/ ERNST & YOUNG LLP

Cincinnati, Ohio
May 12, 2011